EXHIBIT 4.3

NAVTEQ CORPORATION
AMENDED & RESTATED 2001 STOCK INCENTIVE PLAN

(As Amended and Restated, Effective as of October 10, 2006)

1.             Purposes of the Plan. The purposes of this Plan are:

●              to attract and retain the best available personnel for positions of substantial responsibility,
●              to provide additional incentive to Employees and Consultants, and
●              to promote the success of the Company’s business.
The Plan permits the granting of stock options (including incentive stock options qualifying under Section 422 of the Code and non-qualified stock options), stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards, stock purchase rights, other stock-based awards, or any combination of the foregoing. This amended and restated Plan will become effective upon its approval by the shareholders of the Company in accordance with Section 16 hereof and will not affect awards granted prior to its amendment and restatement.
2.             Definitions. As used herein, the following definitions shall apply:

(a)           “Administrator” means the Board or, if appointed by the Board, a Committee.

(b)           “Affiliate” shall mean any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

(c)           “Applicable Laws” means the legal requirements relating to the administration of stock option plans and the issuance of Shares thereunder pursuant to U. S. state corporate laws, U.S. federal and state securities laws, the Code and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d)           “Award” shall mean any stock option, stock appreciation right, stock award, stock purchase right, phantom stock award, performance award, or other stock-based award.

(e)           “Board” means the Board of Directors of the Company.

(f)            “Change in Control” means: (i) the acquisition (other than from the Company) by any Person, as defined in this Section 2(f), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”); (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (iii) the effective time of any merger, share exchange, consolidation, or other business combination of the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock; provided, however, that a Change in Control shall not include a public offering of capital stock of the Company. For purposes of this Section 2(f), a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than: employee benefit plans sponsored or maintained by the Company and corporations controlled by the Company.

(g)           “Code” means the Internal Revenue Code of 1986, as amended.

(h)           “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

(i)            “Common Stock” means the Common Stock of the Company.

(j)            “Company” means Navigation Technologies Corporation, a Delaware corporation.

(k)           “Consultant” means any person, including an advisor, engaged by the Company or an Affiliate to render services and who is compensated for such services. The term “Consultant” shall not include Directors who are paid only a director’s fee by the Company or who are not compensated by the Company for their services as Directors for the purpose of raising capital.

(l)            “Continuous Status” means that the employment, consulting or other service relationship with the Company or any Affiliate is not interrupted or terminated. Continuous Status shall not be considered interrupted in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Affiliate, or any successor. A leave of absence approved by the Company shall include sick leave, military leave, or any other personal leave approved by an authorized representative of the Company. For purposes of Incentive Stock Options, such leave may not exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, the employment relationship will be deemed to have terminated on the 91st day of such leave solely for purposes of eligibility to obtain favorable tax treatment of Incentive Stock Options upon exercise.

(m)          “Covered Employee” means the chief executive officer and the four other highest compensated Officers of the Company for whom total compensation is required to be reported to shareholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(n)           “Director” means a member of the Board.

(o)           “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(p)           “Eligible Participant” means a person who is eligible to receive an Award under the Plan.

(q)           “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(r)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)           “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)            If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)           If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii)          in the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(t)            “Grant Agreement” shall mean a written document memorializing the terms and conditions of an Award granted pursuant to the Plan and shall incorporate the terms of the Plan and any Notice of Grant.

(u)           “Grantee” means an Eligible Participant who has been granted an Award under the Plan.

(v)           “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w)          “Misconduct” means the commission of any act affecting employment which involves (1) dishonesty, fraud or criminal conduct by Grantee, (2) Grantee’s knowing and willful violation of a material Company written policy or a lawful direction by an authorized executive officer or the Board, (3) Grantee’s engaging in any activity in competition with the Company or its subsidiaries in a material manner (excluding a less than 5% investment in any public company), or

(4) Grantee’s knowing unauthorized disclosure of confidential material, proprietary information or trade secrets of the Company.

(x)            “Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or its Parent or a Subsidiary, does not receive compensation (directly or indirectly) from the Company or its Parent or a Subsidiary for services rendered as a Consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(y)           “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(z)            “Notice of Grant” means a written notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Grant Agreement.

(aa)         “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(bb)         “Option” means a stock option granted pursuant to the Plan.

(cc)         “Optioned Stock” means the Common Stock subject to an Award.

(dd)         “Optionee” means an Employee, Director or Consultant who holds an outstanding Option.

(ee)         “Outside Director” means a Director who either (i) is not a current Employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax-qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outsider director” for purposes of Section 162(m) of the Code.

(ff)           “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(gg)         “Performance Criteria” has the meaning set forth in Exhibit E.

(hh)         “Performance Goal” means the performance goals established by the Administrator and, if desirable for purposes of Section 162(m) of the Code, based on one or more Performance Criteria.

(ii)           “Performance Period” means three consecutive fiscal years of the Company, or such shorter period as determined by the Administrator in its discretion.

(jj)           “Plan” means this 2001 Stock Incentive Plan, as amended from time to time.

(kk)         “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ll)           “Section 16(b)” means Section 16(b) of the Exchange Act.

(mm)       “Share” means a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.

(nn)         “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.             Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares which may be sold under the Plan is 16,428,571; provided, however, after May 9, 2006, restricted or unrestricted stock awards, stock-settled phantom stock or other similar “full-value” awards will not be issued hereunder with respect to more than 2,500,000 Shares. For avoidance of doubt, all Shares reserved for issuance hereunder are available for issuance upon the exercise of Incentive Stock Options. The Shares issued hereunder may be authorized, but unissued, or reacquired Common Stock.

To the extent an Option or SAR expires, terminates or is canceled or forfeited for any reason without having been exercised in full, the Shares subject to that Option or SAR will again become available for grant under the Plan. Similarly, to the extent any other type of Award is terminated, canceled or forfeited for any reason, the Shares subject to that Award will again become available for grant under the Plan. Finally, to the extent an Award is settled in cash, the Shares subject to that Award will again become available for issuance under the Plan. However, for avoidance of doubt, the exercise of a stock-settled SAR or net-cashless exercise of an Option (or portion thereof) will reduce the number of Shares available for issuance hereunder by the entire number of Shares subject to that SAR or Option (or applicable portion thereof), even though a smaller number of Shares will be issued upon such an exercise. Also, Shares tendered to pay the exercise price of an Option or to satisfy a tax withholding obligation arising in connection with an Award will not become available for grant or sale under the Plan.
4.             Administration of the Plan.

(a)           Administration of the Plan. The Plan shall be administered by the Board. The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board from time to time (the Board, Committee or Committees hereinafter referred to as the “Administrator”). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers such Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may increase the size of any Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee, thereby revesting in the Board the administration of the Plan.

(b)           Administration With Respect to Directors and Officers Subject to Section 16(b). At such time as an officer or director of the Company is subject to Section 16 of the Securities Exchange Act of 1934, as amended, all grants of Awards to individuals subject to Rule 16b-3 may be made by the Board or a Committee appointed by the Board that is comprised of two or more Non-Employee Directors. At such time as any equity security of the Company is registered pursuant to the provisions of Section 12 of the Securities Exchange Act of 1934, as amended, grants of Awards to Covered Employees or persons who are expected to be Covered Employees at the time of recognition of income resulting from such Award shall be made by a Committee appointed by the Board that is comprised of two or more Outside Directors unless the Board determines that the Company does not wish to comply with Code Section 162(m) with respect to such Awards.

(c)           Powers of the Administrator. The Administrator shall have full power and authority, subject to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board, to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to:

(i)            determine the Fair Market Value of the Common Stock, in accordance with Section 2(s) of the Plan;

(ii)           select the Directors, Consultants and Employees to whom Awards may be granted hereunder;

(iii)          determine whether and to what extent Awards are granted hereunder;

(iv)          determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(v)           approve forms of agreement for use under the Plan;

(vi)          determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder;

(vii)         construe and interpret the terms of the Plan and Awards granted pursuant to the Plan and the applicable Grant Agreements;

(viii)        prescribe, amend and rescind rules and regulations relating to the Plan;

(ix)           for any purpose including, but not limited to, qualifying for preferred tax treatment under foreign laws or otherwise complying with the statutory or regulatory requirements of local or foreign jurisdictions, establish, amend, modify, administer or terminate sub-plans, and prescribe, amend and rescind rules and regulations relating to such sub-plans;

(x)            modify or amend outstanding Awards (provided, however, that except as provided in Section 11 of the Plan or as required to ensure compliance with Applicable Laws, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder);

(xi)           authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator; and

(xii)          make all other determinations deemed necessary or advisable under or for administering the Plan.

(d)           Non-Uniform Determinations. The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(e)           Limited Liability. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

(f)            Indemnification. To the maximum extent permitted by law and by the Company’s charter and by-laws, the Administrator shall be indemnified by the Company in respect of all their activities under the Plan.

(g)           Effect of Administrator’s Decision. All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any participants in the Plan and any other Employee, Consultant, or Director of the Company, and their respective successors in interest.

5.             Eligibility. Participation in the Plan shall be open to all Employees, Officers, and Directors of, and Consultants to or for, the Company, or of any Affiliate of the Company, as may be selected by the Administrator from time to time. The Administrator may also grant Awards to individuals in connection with hiring, retention or otherwise, prior to the date the individual first performs services for the Company or an Affiliate provided that such Awards shall not become vested or exercisable prior to the date the individual first commences performance of such services.

6.             Limitations. Subject to adjustments as provided under Section 11 of the Plan, the maximum number of shares of Common Stock subject to Awards of any combination that may be granted during any one fiscal year of the Company to any one individual under this Plan shall be limited to 2,000,000 shares of Common Stock. Moreover, with respect to any Performance Award that is denominated in cash and intended to constitute “qualified performance-based compensation”

under Section 162(m) of the Code, the maximum amount of compensation paid with respect to that Award will not exceed $5,000,000.

7.             Term of Plan. Subject to Section 16 of the Plan, the Plan became effective upon its approval by the shareholders of the Company as described in Section 16 of the Plan. It shall continue in effect until terminated, provided that no Incentive Stock Option will be granted hereunder later than the tenth (10th) anniversary of the approval by the Company’s shareholders of the Plan, as amended and restated (or, if shareholders approve an amendment to the Plan increasing the number of Shares subject hereto, the tenth (10th) anniversary of such approval).

8.             Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Grantee within a reasonable time after the date of such grant.

9.             Awards. The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan. This includes fixing the period within which the Award may be exercised and any conditions which must be met before the Award may be exercised. Awards may be granted individually or in tandem with other types of Awards. All Awards are subject to the terms and conditions provided in the Grant Agreement. The Administrator may permit or require a recipient of an Award to defer such individual’s receipt of the payment of cash or the delivery of Common Stock that would otherwise be due to such individual by virtue of the exercise of, payment of, or lapse or waiver of restrictions respecting, any Award. If any such payment deferral is required or permitted, the Administrator shall, in its sole discretion, establish rules and procedures for such payment deferrals.

(a)           Stock Options.

(i)            Types of Options Available Under the Plan. The Administrator may from time to time grant to Eligible Participants Awards of Incentive Stock Options or Non-Qualified Stock Options; provided, however, that Awards of Incentive Stock Options shall be limited to employees of the Company or of any current or hereafter existing Parent or Subsidiary of the Company. No Option shall be an Incentive Stock Option unless so designated by the Administrator at the time of grant or in the Grant Agreement evidencing such Option. Notwithstanding designation by the Administrator as Incentive Stock Options or Non-Qualified Stock Options, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options.

(ii)           Exercise Price. Options must have an exercise price at least equal to Fair Market Value as of the date of grant. If an Incentive Stock Option is granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary corporation, the per Share exercise price shall be no less than one-hundred ten percent (110%) of the Fair Market Value per share on the date of grant.

(iii)          Order of Exercisability. For purposes of this Section 9(a), Incentive Stock Options shall be taken into account in the order in which they were granted. If an Option is granted hereunder that is part Incentive Stock Option and part Non-Qualified Stock Option due to becoming first exercisable in any calendar year in excess of $100,000, the Incentive Stock Option portion of such Option shall become exercisable first in such calendar year, and the Non-Qualified Stock Option portion shall commence becoming exercisable once the $100,000 limit has been reached.

(iv)          Term of the Option. The term of each Option shall be stated in the Notice of Grant, but will not in any case exceed eight (8) years from the date of grant. Moreover, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Notice of Grant.

(b)           Stock Appreciation Rights. The Administrator may from time to time grant to Eligible Participants Awards of Stock Appreciation Rights (“SAR”). An SAR entitles the grantee to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the exercise price per share specified in the Grant Agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. An SAR must have an exercise price at least equal to Fair Market Value as of the date of grant. Payment by the Company of the amount receivable upon any exercise of an SAR may be made by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. If upon settlement of the exercise of an SAR a grantee is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated. The term of each SAR will be stated in the Notice of Grant, but will not in any case exceed eight (8) years from the date of the grant.

(c)           Stock Awards. The Administrator may from time to time grant restricted or unrestricted stock Awards to Eligible Participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. A stock Award may be paid in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator.

(d)           Phantom Stock. The Administrator may from time to time grant Awards to Eligible Participants denominated in stock-equivalent units (“phantom stock”) in such amounts and on such terms and conditions as it shall determine. Phantom stock units granted to a Grantee shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Company’s assets. An Award of phantom stock may be settled in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Except as otherwise provided in the applicable Grant Agreement, the grantee shall not have the rights of a stockholder with respect to any shares of Common Stock represented by a phantom stock unit solely as a result of the grant of a phantom stock unit to the grantee.

(e)           Performance Awards. The Administrator may, in its discretion, grant performance awards which become payable on account of attainment of one or more Performance Goals established by the Administrator (in addition to such other conditions, such as the satisfaction of service conditions, as the Administrator may establish). Performance awards may be paid by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Except as provided in the last sentence of this paragraph, the Administrator will select one or more Performance Goals for measuring performance and the measurement may be stated in absolute terms or relative to other companies or groups of companies. Performance Goals based on criteria other than the Performance Criteria may be utilized, to the extent a performance award is not intended to satisfy the requirements for exemption under Section 162(m) of the Code.

At the expiration of the Performance Period applicable to any performance award, the Administrator shall determine and certify in writing the extent to which the Performance Goals have been achieved. At that time, the Administrator will have the discretion to adjust the size or amount of any performance award; provided, however, that with respect to any performance award intended to satisfy the requirements for exemption under Section 162(m) of the Code, the Administrator may exercise its discretion only to reduce the size or amount of any such performance award.
(f)            Other Stock-Based Awards. The Administrator may from time to time grant other stock-based awards to Eligible Participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. Other stock-based awards may be denominated in cash, in Common Stock or other securities, in stock-equivalent units, in stock appreciation units, in securities or debentures convertible into Common Stock, or in any combination of the foregoing and may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock or other securities and cash, all as determined in the sole discretion of the Administrator.
10.           Non-Transferability Of Awards. Unless otherwise specified by the Administrator in the Grant Agreement, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee.

11.           Adjustments for Corporate Transactions and Other Events.

(a)           Adjustments. In the event of a stock dividend, stock split, reverse stock split, spin-off, split-up, recapitalization, merger, consolidation, share exchange, reorganization or other similar event affecting the Company or its capitalization, the Administrator, without the consent of the holders of the Awards, will make equitable adjustments to (A) the maximum number and kind of shares as to which Awards may be granted under this Plan (both in the aggregate and to any single individual), and (B) the number, kind and price of securities subject to outstanding Awards.

(b)           [Reserved]

(c)           Change in Control Transactions. Except as otherwise specifically set forth in a Grant Agreement, in the event of any transaction resulting in a Change in Control of the Company, outstanding Options and SAR’s under this Plan will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Awards by, or for the substitution of the equivalent awards of, the surviving or successor entity or a parent thereof. In the event of such termination, (A) the outstanding Options and SAR’s that will terminate upon the effective time of the Change in Control shall become fully vested immediately before the effective time of the Change in Control and (B) the holders of Options and SAR’s under the Plan will be permitted, for a period of at least fifteen days prior to the effective time of the Change in Control, to exercise all portions of such Awards that are then exercisable or which become exercisable upon or before the effective time of the Change in Control; provided, however, that any such exercise of any portion of such an Award which becomes exercisable as a result of such Change in Control shall be deemed to occur immediately before the effective time of such Change in Control.

(d)           Unusual or Nonrecurring Events. The Administrator is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(e)           Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee or SAR holder as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee or SAR holder to have the right to exercise his or her Option or SAR until ten (10) days prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Option or SAR would not otherwise be exercisable. In addition, the Administrator may provide by Plan rule that any Company repurchase option applicable to any Shares purchased upon exercise of an Option or SAR shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, each Option and each SAR will terminate immediately prior to the consummation of such proposed action.

(f)            Other Agreements. As a condition precedent to the grant of any Award under the Plan, the exercise pursuant to such an Award, or to the delivery of certificates for shares issued pursuant to any Award, the Administrator may require the grantee or the grantee’s successor or permitted transferee, as the case may be, to become a party to a stock restriction agreement, shareholders’ agreement or other agreements regarding the Common Stock of the Company in such form(s) as the Administrator may determine from time to time.

12.           Amendment and Termination of the Plan.

(a)           Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b)           Shareholder Approval. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 of the Code (or any successor rule or statute or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted). Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

(c)           Repricing of Options. Notwithstanding any provision in the Plan to the contrary, the Board may not, without obtaining prior approval by the Company’s shareholders, reduce the option price of any outstanding Option at any time during the term of such Option (other than by adjustment pursuant to Section 11). This Section 12(c) may not be repealed, modified or amended without the prior approval of the Company’s shareholders. Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

(d)           Effect of Amendment or Termination. Except as provided in Section 11, no amendment, alteration, suspension or termination of the Plan shall impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Company. Notwithstanding the forgoing, any amendment, alteration, suspension or termination of the Plan undertaken for the purpose of complying with Applicable Laws will not require the consent of the Grantee.

13.           Conditions Upon Issuance of Shares.

(a)           Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable Laws, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)           Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

14.           Liability of Company.

(a)           Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b)           Grants Exceeding Allotted Shares. If the Shares covered by an Award exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Shares, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 16 of the Plan.

15.           Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

16.           Shareholder Approval. This amended and restated Plan is subject to approval by the shareholders of the Company within twelve (12) months after the date it is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under Applicable Laws and the rules of any stock exchange upon which the Common Stock is listed.

17.           Tax Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Grantee for federal income tax purposes with respect to any Award under the Plan, the Grantee will pay to the Company, or make arrangements satisfactory to the Board regarding the payment of, taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company will have the right to deduct any such taxes from any payment of any kind otherwise due to the Grantee. Unless otherwise determined by the Administrator, the minimum required withholding obligation with respect to an Award may be settled in Shares, including the Shares that are subject to that Award.

18.           Non-Guarantee of Employment, Service or Pension. Neither the Plan nor the granting of any Award shall confer upon a Grantee any right with respect to continuing the Grantee’s employment, consulting or other service relationship with the Company, nor shall they interfere in any way with the Grantee’s right or the Company’s right to terminate such employment, consulting or other service relationship at any time, with or without cause. No benefits under the Plan shall be pensionable or otherwise increase the obligation of the Company or its Affiliates to provide retirement benefits to any Employee.

APPENDIX A

2001 STOCK OPTION PLAN FOR CALIFORNIA EMPLOYEES

With respect to Awards granted to California residents prior to a public offering of capital stock of the Company that is effected pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933 and only to the extent required by applicable law, the following provisions shall apply notwithstanding anything in the Plan or a Grant Agreement to the contrary:
1.             No such persons shall be entitled to receive Awards in the form of any stock appreciation rights or phantom stock.
2.             With respect to any Award granted in the form of a stock option pursuant to Section 9(a) of the Plan:
(a)           The Award shall provide an exercise price which is not less than 85% of the Fair Market Value of the stock at the time the option is granted, except that the price shall be 110% of the Fair Market Value in the case of any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the issuing corporation or its parent or subsidiary corporations.
(b)           The exercise period shall be no more than 120 months from the date the option is granted.
(c)           The options shall be non-transferable other than by will, by the laws of descent and distribution, by instrument to an inter vivos or testamentary trust in which the options are to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to “immediate family” as that term is defined in 17 C.F.R. 240.16a-1(e).
(d)           The Award recipient shall have the right to exercise at the rate of at least 20% per year over 5 years from the date the option is granted, subject to reasonable conditions such as continued employment. However, if an option is granted to officers, directors, or Consultants of the Company or the issuer of the underlying security or any of its affiliates, the option may become fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the issuer of the option or the issuer of the underlying security or any of its affiliates.
(e)           Unless employment is terminated for “cause” as defined by applicable law, the terms of the Plan or Grant Agreement or a contract of employment, the right to exercise the option in the event of termination of employment, to the extent that the Award recipient is otherwise entitled to exercise on the date employment terminates, will be as follows:
A-1

(1)           At least 6 months from the date of termination if termination was caused by death or disability.
(2)           At least 30 days from the date of termination if termination was caused by other than death or disability.
3.             The Company’s shareholders must approve the Plan within 12 months before or after the date the Plan is adopted. Any option exercised before shareholder approval is obtained must be rescinded if shareholder approval is not obtained within 12 months before or after the Plan is adopted. Such shares shall not be counted in determining whether such approval is obtained.
4.             At the discretion of the Administrator, the Company may reserve to itself and/or its assignee(s) in the Grant Agreement or Stock Restriction Agreement a right to repurchase shares held by an Award recipient following such Award recipient’s termination at any time within 90 days after such Award recipient’s termination date (or in the case of securities issued upon exercise of an option after the termination date, within 90 days after the date of such exercise) for cash and/or cancellation of purchase money indebtedness, at: (A) with respect to vested shares, the Fair Market Value of such shares on the Award recipient’s termination date; provided that such right to repurchase vested shares terminates when the Company’s securities have become publicly traded; or (B) with respect to unvested shares, the Award recipient’s exercise price, provided, that to the extent the Award recipient is not an officer, director or Consultant of the Company or of a Parent or Subsidiary of the Company such right to repurchase unvested shares at the exercise price lapses at the rate of at least 20% per year over 5 years from the date of the grant of the option
5.             The Company will provide financial statements to each Award recipient annually during the period such individual has Awards outstanding, or as otherwise required under Section 260.146.46 of Title 10 of the California Code of Regulations. Notwithstanding the foregoing, the Company will not be required to provide such financial statements to Award recipients when issuance is limited to key employees whose services in connection with the Company assure them access to equivalent information.
6.             The Company will comply with Section 260.140.1 of Title 10 of the California Code of Regulations with respect to the voting rights of Common Stock.
7.             The Plan is intended to comply with Section 25102(o) of the California Corporations Code. Any provision of this Plan which is inconsistent with Section 25102(o), including without limitation any provision of this Plan that is more restrictive than would be permitted by Section 25102(o) as amended from time to time, shall, without further act or amendment by the Board, be reformed to comply with the provisions of Section 25102(o). If at any time the Administrator determines that the delivery of Common Stock under the Plan is or may be unlawful under the laws of any applicable jurisdiction, or federal or state securities laws, the right to exercise an Award or receive shares of Common Stock pursuant to an Award shall be suspended until the Administrator determines that such delivery is lawful. The Company shall have no obligation to effect any registration or qualification of the Common Stock under federal or state laws.

A-2

APPENDIX B

2001 STOCK OPTION PLAN FOR FRENCH EMPLOYEES

The following provisions shall apply with respect to French Employees, as defined below.
1.             Purposes. This 2001 Stock Option Plan For French Employees (“Plan”) is a sub-plan created under and pursuant to the Navigation Technologies Corporation 2001 Stock Incentive Plan (“U.S. Plan”), which is subject to the approval by the shareholders of Navigation Technologies Corporation (the “Company”), and which provides persons resident or ordinarily resident in France (“French Employees”) may benefit under this Plan. Options may be granted to Employees under the Plan at the discretion of the Administrator. All Options shall be issued pursuant to the terms, conditions and limitations of written option agreements, and are intended to qualify for preferred treatment under French tax laws. Unless otherwise defined herein, the terms defined in the U.S. Plan shall have the same defined meanings in this Plan. The following provisions shall replace any contrary provisions in the U.S. Plan; provided, however, that all provisions of the U.S. Plan shall apply in the absence of any contradiction.

2.             Definitions. Under this Plan, the following definitions shall apply:

(a)           “Employee” means any person employed by the Company’s French Subsidiary in a salaried position, who does not own more than 10% of the voting power of all classes of stock of the Company, or any Parent or Subsidiary and who is a resident of the Republic of France, except as specifically provided in a grant agreement for non-U.S. employees.

(b)           “Fair Market Value” For purposes of this Plan, but only in the absence of an established market for the Common Stock, Fair Market Value means the value of the Common Stock as determined by reference to the “objective methods” usually used to value shares; and, in particular, the amount of the net assets of the Company, its profitability and its economic forecasts shall be taken into account.

3.             Reporting. As part of the Company’s annual report to its shareholders, the Board shall report the following information to the Company’s shareholders:

-               the number, expiration date and price of the Options granted hereunder; and
-               the number and price of the Shares subscribed upon exercise of such Options.
4.             Term of Plan. The Plan shall become effective as of the date of its adoption by the Board.

5.             Option Price. The Option Price for the shares of Common Stock to be issued pursuant to exercise of an Option under the Plan shall be determined by the Administrator upon the date of grant of the Option and stated in the Option Agreement, but in no event shall be lower than one hundred percent (100%) of the Fair Market Value on the date the Option is granted. This Option Price cannot be modified while the Option is outstanding.

B-1

6.             Death of Optionee. In the event of the death of an Optionee while an Employee, the Option may be exercised at any time within six (6) months following the date of death, in compliance with Article L 225-183 of the Applicable Laws, by the heirs or representative of the deceased or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Optionee was entitled to exercise the Option at the date of death. If, at the time of death, the Optionee was not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after death, the Optionee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall immediately revert to the Plan.

7.             Limitation on Exercise Price Adjustments. In the event of a change in the Company’s capitalization, and only as required by Applicable Laws, the exercise price for an Option shall not be changed. However, should any change be made to the share capital by reason of any capital increase by issuing new shares or capitalizing available reserves, stock dividend, reduction in capital following losses or issuance of bonds convertible into shares, the number of Shares under option and the exercise price shall be adjusted in accordance with the provisions of Article L 225-181 of the Applicable Laws. In no event shall any such adjustment result in an exercise price lower than the nominal value of the Shares.

8.             Registration. The Shares issued upon the exercise of an Option shall be issued pursuant to issuance of registered stock certificates if the Applicable Laws so permit, or pursuant to book-entry of the Shares in a specific account held by the Company or an agent thereof.

9.             Transfer. The Shares issued upon the exercise of an Option may not be subject to any transfer restriction that exceeds the period prescribed in Article 163 bis C of the French Tax Code. All Shares issued upon the exercise of an Option shall be held for a period of four (4) years from the grant date; provided, however, that such Shares may be transferred within such period upon the occurrence of the following events in accordance with the terms of the applicable Grant Agreement: (1) termination of Employee’s employment; (2) the Employee’s retirement; (3) the Employee’s disability, as defined in the French Social Security Code; or (4) the Employee’s death.

B-2

APPENDIX C

2001 STOCK OPTION PLAN FOR NETHERLANDS’ RESIDENTS AND
BELGIAN RESIDENTS EMPLOYED IN THE NETHERLANDS

This 2001 Stock Option Plan For Netherlands’ Residents and Belgian Residents Employed in The Netherlands (“Plan”) is a sub-plan created under and pursuant to the Navigation Technologies Corporation 2001 Stock Incentive Plan (“U.S. Plan”). With respect to Awards granted to persons resident and ordinarily resident in (i) The Netherlands and (ii) Belgium but employed in The Netherlands, the provisions of the Plan shall apply subject always to the following provisions which shall apply to such Awards notwithstanding anything to the contrary in the U.S. Plan or any Grant Agreement. Unless otherwise defined herein, the terms defined in the U.S. Plan shall have the same defined meanings in this Plan. The following provisions shall replace any contrary provisions in the U.S. Plan; provided, however, that all provisions of the U.S. Plan shall apply in the absence of any contradiction.
A.            With respect to Awards granted to (a) Netherlands’ residents and (b) Belgian residents employed in The Netherlands, the following provisions shall apply notwithstanding anything in the Plan or a Grant Agreement to the contrary:
1.              (a)           Neither the Plan nor any Award or Grant Agreement forms part or creates any rights under the employment agreement concluded between the Grantee and the Company, Parent, Subsidiary or Affiliate as the case may be, nor adds or creates any additional employment conditions (secundaire arbeidsvoorwaarden), and neither the Plan, nor any Award or Grant Agreement creates any other rights than those laid down in the Plan and the Grant Agreement. In particular, if the undertaking of the Company, Parent, Subsidiary or Affiliate will be taken over by a third party within the meaning of article 7:662 et seq. of the Dutch Civil Code (Burgerlijk Wetboek), (the rights and obligations pertaining to) the Awards will not be transferred to such third party.
(b)           The grant of Awards and/or the acquisition of any Shares and/or rights and/or assets upon exercise of such Awards under the Plan will have no effect on the entitlement of the Grantee to pension rights, pension schemes, additional employment conditions or on the entitlement to grants of future Awards.
(c)           The Grantee has no right to any recourse and is not entitled to any compensation for any losses occurred by the lapse of any Award upon or after termination of the Grantee’s employment agreement with the Company, Parent, Subsidiary or Affiliate as the case may be. In particular, but without limitation, the Grantee is not entitled to any compensation on the basis of article 7:685 (ontbinding wegens gewichtige redenen) and/or article 7:681 (kennelijk onredelijke beëindiging) of the Dutch Civil Code (and for the Grantee to whom these articles of the Dutch Civil Code for any reason do not apply: such Grantee is not entitled to any compensation other than expressly provided for in the Plan and/or the Grant Agreement and in particular not entitled to any compensation on the basis of any

C-1

applicable provision of law that is similar or comparable to these articles of the Dutch Civil Code).
2.              Grantees shall be subject to and bound by the terms and conditions of Dutch provisions on insider trading applicable to the Company, Parent, any Subsidiary or Affiliate after the Shares, or other securities issued by the Company, Parent, any Subsidiary or Affiliate, are quoted on any officially recognized securities exchange or as soon as it may reasonably be expected that Shares or such other securities be soon, within the meaning of article 46 of the Securities Markets Supervision Act 1995 (Wet toezicht effectenverkeer 1995), quoted at such securities exchange, and by signing the Grant Agreement the Grantee declares to understand and acknowledge that such insider trading provisions may restrict the Grantees’ rights under the Plan including, but not limited to, timing of exercise of Awards, timing of acquisition of any Shares and/or rights and/or assets upon exercise of such Awards and timing of the sale and transfer of any Shares and/or rights and/or assets so acquired.
B.             With respect to Awards granted to Netherlands’ residents only, the following provisions shall apply notwithstanding anything in the Plan or a Grant Agreement to the contrary:
1.              No other persons than Covered Employees, Directors, Employees, Non-Employee Directors, Officers and Outside Directors, all as defined in Section 2 of the Plan, are eligible to receive Awards. The Administrator may, however, decide in individual circumstances to grant Awards to other persons residing in The Netherlands provided that such other person forms part of a ‘restricted circle of persons’ in relation to the Company within the meaning of article 3.1 of the Securities Markets Supervision Act 1995.
C-2

APPENDIX D

2001 STOCK OPTION PLAN FOR UNITED KINGDOM EMPLOYEES

This 2001 Stock Option Plan For United Kingdom Employees (“Plan”) is a sub-plan created under and pursuant to the Navigation Technologies Corporation 2001 Stock Incentive Plan (“U.S. Plan”). With respect to Awards granted to persons resident and ordinarily resident in the United Kingdom, the provisions of the Plan shall apply subject always to the following provisions which shall apply to such Awards notwithstanding anything to the contrary in the U.S. Plan or any Grant Agreement. Unless otherwise defined herein, the terms defined in the U.S. Plan shall have the same defined meanings in this Plan. The following provisions shall replace any contrary provisions in the U.S. Plan; provided, however, that all provisions of the U.S. Plan shall apply in the absence of any contradiction.
1               Nature of Participation
1.1.           The granting of an Award shall not form part of any Employee’s or Optionee’s entitlement to remuneration or benefits pursuant to his contract of employment with the Company or any Parent, Subsidiary or Affiliate. Moreover, the existence of a contract of employment between any person and any such employer shall not give such person any right to have an Award granted to him in respect of any number of Shares either subject to any condition, or at all.
1.2            Except as otherwise provide for in this paragraph 1 the rights and obligations of an Employee or an Optionee under the terms of his office or employment with the Company or any Parent, Subsidiary or Affiliate shall not be affected by his participation in this Plan. In particular, no benefits under the Plan shall be pensionable.
1.3            An Optionee shall have no rights to seek equitable relief or to receive compensation or damages for any loss or potential loss which the Optionee may suffer in connection with any Awards or any rights or entitlements under the Plan which loss or potential loss arises in consequence of the loss or termination of his office or employment with the Company or any Parent, Subsidiary or Affiliate for any reason whatsoever (including, without limitation, wrongful dismissal).
1.4            The foregoing provisions of this Section 1 shall not be taken into account for the purpose of any rule of construction under U.S. law that would be used to construe the provisions of the U.S. Plan.
2               Non-transferability of the Option
2.1            During his lifetime, only the person to whom an Option is granted may exercise that Option.

D-1

2.2            An Option shall immediately lapse and cease to be exercisable if:

2.2.1         the Optionee transfers, or assigns (other than to legally authorized personal representatives upon the death of the person to whom the option was originally granted), mortgages, charges or otherwise disposes of the Option, deals with it, or purports or attempts to do any one or more such thing; or
2.2.2         the Optionee is adjudicated bankrupt or a bankruptcy order is made against the Optionee, or the Optionee makes a composition with his creditors or does any other similar thing in any part of the world.
3               Life of Options
If not previously exercised by an Optionee each and any Option held by him shall lapse and cease to be exercisable on the tenth anniversary of its grant.
4               Non-Qualified Options
All Options granted shall be Non-Qualified Stock Options.

D-2

APPENDIX E

Performance Criteria

Performance Goals established for purposes of an Award of performance-based awards intended to comply with Section 162(m) of the Code shall be based on one or more of the following performance criteria (the “Performance Criteria”): (i) the attainment of certain target levels of, or a specified percentage increase in, revenues, income before taxes and extraordinary items, net income, operating income, earnings before income tax, earnings before interest, taxes, depreciation and amoritization or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a specified increase in, after-tax or pre-tax profits, including, without limitation, that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow; (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Administrator; (v) earnings per share or the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase in return on capital employed or returned on invested capital; (vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders’ equity; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) the attainment of certain target levels in the fair market value of the shares of the Company’s common stock; (x) the growth in the value of an investment in the Company’s common stock assuming the reinvestment of dividends; (xi) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level in or increase in all or a portion of controllable expenses or costs or other expenses or costs. The measurements of Performance Criteria shall be determined in accordance with Generally Accepted Accounting Principles (“GAAP”), except to the extent specified by the Administrator at the time the Performance Criteria are established or at such later time to the extent permitted under Section 162(m) of the Code. For purposes of item (i), above, “extraordinary items” shall mean all items of gain, loss or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to a corporate transaction (including, without limitation, a disposition or acquisition) or related to a change in accounting principle, all as determined in accordance with standards established by Opinion No. 30 of the Accounting Principles Board.
In addition, such Performance Criteria may be based upon the attainment of specified levels of Company (or subsidiary, division or other operational unit of the Company) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Section 162(m) of the Code, the Administrator may: (i) designate additional business criteria on which the Performance Criteria may be based or (ii) adjust, modify or amend the aforementioned business criteria.

E-1